Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Q4 2009 Tidewater Earnings Conference Call

Event Date/Time: May 14, 2009 / 03:00PM GMT

C O R P O R A T E   P A R T I C I P A N T S

Dean Taylor

Tidewater - Chairman, President, CEO

Quinn Fanning

Tidewater - EVP, CFO

Steve Dick

Tidewater - EVP of Strategic Relationships, Shipyard Operations, and Vessel Acquisitions and Dispositions

Jeff Platt

Tidewater - EVP of Marine Operations

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jim Crandell

Barclays Capital - Analyst

Dan Boyd

Analyst

Pierre Conner

Capital One Southcoast, Inc. - Analyst

Aaron Durant

Analyst

Richard Sanchez

Odious Petra Data - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is [Courtney] and I will be your conference operator today. At this time I would like to welcome everyone to the fiscal 2009 fourth quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions) Thank you.

Mr. Dean Taylor, you may begin your conference.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Courtney. Good morning everyone, and welcome to Tidewater’s fiscal 2009 full year and fourth quarter earnings conference call for the period ending March 31, 2009. I am Dean Taylor, our Chairman, President and CEO, and I will be hosting the call this morning. With me today are Quinn Fanning, our Executive Vice President and Chief Financial Officer; Joe Bennett, Executive Vice President and Chief Investor Relations Officer; and Steve Dick, Executive Vice President in charge of Strategic Relationships, Shipyard Operations, and Vessel Acquisitions and Dispositions; Jeff Platt, Executive Vice President in charge of day-to-day Marine Operations; Bruce Lundstrom our Executive Vice President, General Council and Secretary; and Kevin Carr, Vice President of Taxation.

We will follow our traditional format this morning. I will start with brief comments about our earnings results released yesterday. Following my initial remarks, I will turn the call over to Quinn for a detailed review of the quarter’s financial results as well as a discussion about our capital investment program. I will then return to talk about the challenges ahead and how our strategy will deal with them. We will then open the lines for your questions.

At this time I will ask Quinn to read our Safe Harbor statement and then we can get started.

Quinn Fanning - Tidewater - EVP, CFO

During today’s conference call, Dean, I, and other members of Tidewater management may make certain comments which are not statements of historical fact, and thus they constitute forward-looking statements. Understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we make today during this conference call. Additional information concerning the factors that could cause actual results to differ materially from those statements implied by the forward-looking statements, may be found in the risk factor section of Tidewater’s form 10-K.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. Yesterday we reported our fourth quarter and fiscal 2009 full-year results. For fiscal 2009 we earned $7.89 per diluted share. Which was a record for the Company. And up 23.5% from the $6.39 per share reported last year. Our fourth fiscal quarter earnings for diluted share were $2.13 versus $1.63 in the same period last year. A 30.7% increase. The fourth quarter earnings was the second-best quarterly earnings results ever report by Tidewater. Both our fourth quarter and full-year results exceeded the first call consensus estimates. In a nutshell, we had a very good quarter and an excellent year. The strong financial performance was the result of the collective hard and smart work of our 8,500 worldwide employees. These results also reflect the benefits from our efforts in recent years to aggressively equip our vessel fleet with larger, modern, and more sophisticated assets. Those required about our customers in their efforts to find and develop new offshore hydro carbon resources.

Importantly, our fleet investment program has been accomplished without comprising our historical financial discipline. We operate in a business that has been cyclical. It has always been cyclical and likely will continue to be so for the foreseeable future. Our fourth fiscal quarter showed the first signs of a cyclical down turn as both our domestic and international fleet segments experienced lower utilization and domestic day rates fell while international ones were flat. Our experience has taught us the importance of maintaining a steady hand while managing the key variables within our control. Vessel operating expenses and capital investment decisions being the most important. Our successful execution of these management tasks is critical to our ability to generate consistent and acceptable financial and investment returns.

As we have seen with the recent news out of Venezuela, not all variables are within our control. Quinn will discuss the scope of Tidewater’s current Venezuelan operations and possible financial impacts of the Chavez government’s recent nationalization efforts. To the extent Tidewater assets are confiscated or non-payment of invoiced services persist, we will strive to protect shareholder interest with all legal tools available to us. We will not always be able to match the record of the past three years of the 19.2% average annual return on average net investment capital or the 26.6% average annual earnings per share growth. The current global recession and energy industry retrenchment will make matching those benchmarks difficult in the current year. You may rest assured, however, that no matter the operating environment, maximizing financial and investment returns while operating assets prudently and without the assumption of excessive risks will continue to be management’s goal.

Equally important to our employees and customers, we strive to be the safest company did in the offshore Marine industry. Our goal is a zero-loss time accident record for our fleet every year. Last year we again experienced only one lost time accident and our total recordable incident rate fleet-wide was [0.18] (corrected by company after the call) per 200,000 man hours worked. That was the second best total recordable incident rate for Tidewater, and it was achieved while we worked 40 million man hours of vessel operations. Again, I salute our staff for a job well-done. Let me now turn the call over to Quinn to walk you through the operating and financial highlights of last year and last quarter. He will also give you some thoughts on how Tidewater is positioned at the present time and he will describe our ongoing capital investment program. I will then come back and discuss how we assess the current market, which, in a word, is challenging. Quinn.

Quinn Fanning - Tidewater - EVP, CFO

Thank you, Dean. Good morning everyone. First I will call to your attention our earnings press release, which we put out yesterday morning prior to the market’s opening. I also call to your attention that on May 8th Tidewater announced its Board of Directors declared a $0.25 dividend payable June 16th to shareholders of record on June 6th. Finally I can conform for you that we expect to file our 10-K for fiscal 2009 through the Edgar filing service sometime before the close of play today.

Turning now to financial results as of and for the 12- and 3-month periods ended March 31st, I will provide a brief recap of the just completed quarter and year and then offer a few perspectives on what is driving financial results in terms of fleet profile, geography, rates and utilization, cost trends, and otherwise. Because the operating outlook remains rather fluid, we intend to follow the approach we took in December and only provide some limited guidance for the June quarter today. I will conclude my remarks today with our assessment Tidewater’s current financial profile and a recap of capital commitments, available liquidity and, as appropriate, key financial targets.

No doubt we will have time on today’s call to discuss the challenges that our Company and the broader oil field sector will face in the quarters to come. First and foremost, however, this call is intended to discuss financial results. And in our view, Tidewater’s results for the quarter and for the year just completed were quite good. As Dean noted in his introductory remarks, we reported diluted earnings per common share of $2.13 for the March quarter, versus diluted earnings per common shares of $2.28 for the December quarter, which was an all-time Company record, and diluted earnings per common share of $1.63 for the fourth quarter of fiscal 2008. That’s a quarter-over-quarter decrease of 7%, again relative to the all-time record, and the year-over-year increase of 31%. For the 12 months ended March 31, 2009, diluted earnings per common share were $7.89, versus $6.39 for the 12 months ending March 31, 2008, a year-over-year increase of about 23%.

Vessel revenue for the year was up almost 12%, driven to some extent by the stronger numbers posted in the second half of the year. Vessel level cash operating margins for the quarter and for the year were 55.6% and 51.3%, respectively. These results certainly reflect the constructive commercial environment in which we have been operating, but they also reflect good progress, particularly in the second half of the year, on cost management. Return on invested capital, which we define as net operating profit after tax, or NOPAT, over average invested capital, was 18.3% for fiscal 2009. Average invested capital in fiscal 2009 was a bit over $2 billion. Importantly, even as the near- to intermediate-term outlook has become less certain and we have become more focused on costs, we have sustained our commitments to both operating priorities, including safety, and a through-cycle investment in the Tidewater fleet.

Dean has already touched on 2009 safety results.

To summarize progress made this past year in regards to the fleet renewal program. Tidewater took delivery of 17 new vessels in fiscal 2009, 13 of which were platform-supply vessels and anchor-handling towing supply vessels. At March 31 there were 142 “new” vessels in the fleet, which we define as vintage year 2000 or newer. Those who follow the Company closely know this is the largest new fleet in the global OSV business and that these new vessels collectively generate, on a run rate basis, more than 60% of our vessel level cash operating margin. Growing this element of the business through new construction and otherwise remains a corporate priority and, as of March 31st, we have committed to the construction of 46 additional vessels, including 41PSVs and AHTS vessels. Subsequent to March 31, we committed to the construction of an additional four AHTS, bringing our new build commitment to 50 vessels. Over the same 12 month period, we disposed of 47 older vessels.

Key take-aways, or headlines, for the quarter just completed, would be that growth in average day rates generally stalled across vessel classes. Utilization trends were negative, but by no means disastrous.

Consistent with regional working rig count trends, non-deepwater and domestic operations, which is largely our activity within the US Gulf of Mexico, has performed less well than deepwater and international operations. Overall, vessel revenue was off about 4% quarter-over-quarter, and up about 6% year over year, with about half of the quarter-over-quarter revenue decline resulting from the fact that the quarter had two few days. A stronger dollar also had a moderately negative impact on dollar-denominated reported revenue for the quarter and for the year as well. Taking these two items into account, quarter-over-quarter revenue was essentially flat.

We stacked a total of 18 vessels in the fourth quarter, including three from the domestic fleet, and 15 from the international fleet. Vessel disposition totaled 11 vessels for the quarter, eight of which were from the previously stacked fleet. As a result, the stacked fleet grew by a net ten vessels quarter-over-quarter and the stacked fleet at March 31 was 61 vessel, roughly split 25% and 75% between the domestic and international segments, respectively.

Operating costs for the quarter were about $147 million or off about 8.5% quarter-over-quarter and off about 5% year-over-year. As was the case in the December quarter, insurance and related costs were lower by about $4 million relative to the run rate in the first half of the year, as we brought accruals in line with updated actuarial estimates for ultimate losses. In an insurance market generally characterized by reduced capacity and higher cost for comparable coverage, this clearly reflects year-over-year improvements in Tidewater’s safety performance. OpEx for the quarter also benefited from a more than expected drop in repair maintenance expense, in part because we have stacked rather than dry-docked a number of older vessels as they have come off contract. In addition, positive OpEx trends reflect plus $3 million in FX benefits on non dollar-denominated operating costs. Quarter-over-quarter comparisons also benefit from a plus $1 million pension accrual in the third fiscal quarter.

G&A was in line with expectations at about $34 million for the quarter. Proceeds from, and gains on, vessel dispositions was $8.9 million and $6.3 million respectively. Note that vessel disposition gains in the quarter were about $1.5 million higher than average gains over the last eight quarters. We expect the June quarter will meet or beat March results in this regard.

Finally, our year-end estimate for Tidewater’s effective tax rate of 17.2% was a bit inside the 17.25% rate that we were accruing through the first three quarters. So we had a moderate catch up benefit here. As I noted last quarter, quarter-over-quarter changes in our effective tax rate estimates generally reflect ordinary course equipment moments and refinements to estimates of the fiscal year’s effective tax rate for financial reporting purposes. A bit of volatility is natural here.

Relative growth between the US and non-US-based fleet, the impact on pre-tax margins of increases or decreases in day rates and utilization, particularly in certain foreign jurisdictions that levy taxes based on revenue-based deemed profits, and tax legislation in the United States and otherwise, can all impact our reported tax rate.

I would also highlight that Tidewater has substantial FIN 48 accruals related to an IRS disallowance the has been the subject of litigation for a number of years. Favorable resolution of this litigation would result in the reversal of a recorded liability and a lower effective tax rate for financial reporting purposes.

In terms of fleet profile, Tidewater accepted delivery of ten new vessel in the quarter and an additional two vessels have been delivered thus far in the first part of fiscal 2010. Of the 12 vessels delivered since December 31, three vessels were PSVs, six were AHTS and three were crewboats. Three of the 12 vessels, or 25%, would qualify as deepwater vessels and nine of the twelve were delivered against international contracts with a term of two to four years.

Looking at some specifics in terms of financial results, vessel revenues for the March quarter were $344 million, again representing about a 4% decrease in revenue relative to the third fiscal quarter. Relative to 4Q 2008, quarterly revenue was up about 6%. Domestic vessel revenues were off by 20% quarter-over-quarter, and were essentially flat year-over-year. The quarterly trend largely reflects the transfer of three vessels to international areas, the stacking of three additional vessels out of the domestic fleet, and rate pressure on the core towing supply and supply feet. Domestic deepwater equipment remains effectively at full utilization of 98.5% utilization, or up 2 percentage points quarter-over-quarter. At $24,095 per day average domestic day rates in deep water were also flat quarter-over-quarter. Current day rates for the six deep-water vessels in the US Gulf of Mexico are reasonably consistent with the March quarter’s averages.

Average day rate for the domestic towing supply and supply fleet were down $1,545 or about 11% quarter-over-quarter to $12,402. Current rates have demonstrated further weakness and were off an additional plus 5% versus the March quarter averages. At 42.3%, domestic towing supply and supply utilization was off about 6.5 percentage points quarter-over-quarter, with evidence of further deterioration in the last month or so. Relatively low utilization, largely reflects 14 stacks vessels in the domestic towing supply and supply fleet, with utilization for the active towing supply and supply fleet at about 82%.

Turning to our international operations, at $304 million, vessel revenues were off about 2.5% quarter-over-quarter, and up about 10% year-over-year. Average day rates for international deepwater were $27,628, which is up about 4% quarter-over-quarter. About half of this average rate progression was given back if you compared current average rates to March quarterly averages, suggesting that international deepwater is essentially flat relative to third quarter averages.

At 81.5%, international deep-water utilization was down about 4.5 percentage points quarter-over-quarter, largely reflecting the stacking of one older deep-water vessel mid-way through the third quarter, one vessel down for repair and one new deep-water delivery that was mobing to its area assignment in the fourth quarter. Current utilization is still within a couple of percentage points of the third quarter activity levels.

For the core international towing supply and supply fleet, day rates were essentially flat quarter-over-quarter at $12,787. Utilization is off 1.5 to 3 percentage points relative to the third quarter, depending upon when you are comparing the third quarter to fourth quarter averages or to current utilization rates. This largely reflects the stacking of nine additional vessels within the international towing supply and supply fleet. Note also that we disposed of two vessels out of the previously stacked international towing supply and supply fleet, so the stacked fleet grew by a net of seven vessels. Effective utilization for the active international towing supply, supply fleet was about 85%.

I have already covered much of the operating cost story in my key take-way comments. I will just add here that, consistent with guidance in January, we anticipate some reversal of the positive trend of the past two quarters, and a quarter-over-quarter uptick in repair and maintenance expense in the June quarter. To be clear, we do not expect to return to the R&M expense levels witnessed in first half of fiscal 2009.

One final item I would like to highlight in term of the quarter’s OpEx. was that the ten vessels that were delivered in the March quarter had approximately $1.5 million of vessel level operating expenses associated with them. Revenues associated with these newest delivers was also about $1.5 million, and (so not unexpectedly) these newest deliveries did not contribute to vessel level margins in the March quarter.

Before I turn to guidance, I will also note that our days off hire and the associated lost revenue due to dry docks followed the positive trend of lower R&M costs in the quarter just completed. For the March quarter, aggregate days off hire was 1,265 days, which is about 950 days fewer days off hire when compared to the third quarter total. We estimate lost revenue due to days off hire for regulatory dry dockings and other major repairs for the March quarter of about $15 million versus $23 million in lost revenue for the December quarter. This is also down substantially from quarterly lost revenue in the first half of the year of about $27 million per quarter.

On a good-forward basis, we expect operating costs for the June quarter, that is our fiscal first quarter, to be about $160 million or plus or minus $160 million. In general terms, as guidance is based on a move towards average quarterly insurance cost experienced in the four quarters of fiscal

2009, and a moderate uptick in R&M costs. An upward trend in operating costs associated with new vessel deliveries is also factored into this guidance.

Our current sense that vessel-level cash operating margin for the June quarter will be in the range of 49% to 51% with a deterioration in rates and utilization only being partially offset by the positive effects of new deliveries and ongoing cost-containment initiatives. Guidance is obviously offered in the context of a reasonably fluid operating environment, including a rather dynamic situation in Venezuela, which I will address in a moment.

Turning to the balance sheet, Tidewater continues to maintain a very conservative financial profile both in regards to leverage and liquidity. As we have discussed in the past, we believe that this is a real competitive advantage in the current environment. Total debt was $300 million March 31, and cash at 3/31 was a bit over $250 million. As a result, net debt was approximately $50 million and net debt to net book capital remains at less than 5%. Debt to trailing EBITDA at 3/31 was about 0.5x. We continue to maintain the $300 million revolving credit facility, the entire amount of which was available at 3/31 for future financing needs. So based on our cash position and unused revolver capacity, total available liquidity was about $550 million at March 31, 2009. Against this liquidity, which we expect to be supplemented with substantial operating cash flow, is our backlog of new construction, which as of March 31st was spread cross 46 vessels with an aggregate cost of about $992 million. $392 million of this amount was been funded as of 3/31. Remaining payments on committed construction as of 3/31, therefore, are about $600 million, of which $327 million of payments are expected to be made in fiscal 2010, and the balance would be paid in fiscal 2011 and beyond.

As noted earlier, we added to our construction in progress subsequent to the end of the quarter with our commitment to construct four ATHS vessel for a total cost of about $45 million. Payments on these vessels will be spread over the next eight quarters or so.

We expect to take delivery of a total of 26 vessels in fiscal 2010, including eight anchor-handlers, 13 PSVs, and five crew boats and tugs.

Now turning to the situation in Venezuela, like many oil service companies, in recent months, Tidewater has been confronted with several serious challenges with respect to our business in Venezuela, where until very recently we have been operating a total of 17 vessels, including 15 vessels in support of the operations of PDVSA and it’s affiliates. Our first challenge relates to the non-payment of invoiced services, the result of which has been a build-up of net receivables due to Tidewater affiliates of about $40 million as of March 31. Net receivable balance at December 31, 2008, was approximately $28 million and cash receipts from PDVSA from January 1 through March 31st was only about $1.6 million, of which approximately 50% were paid in bolivars and 50% were paid in US dollars. Pursuant to the underlying charter agreements, the $40 million receivable balance at March 31 is comprised of approximately $24 million of bolivars at the official exchange rate of 2.15 bolivars to one US dollar and approximately $16 million of US dollars.

Our second challenge is a more recent one that has been presented by efforts of the Venezuelan government to move forward with a nationalization and expropriation of oil service companies operating in the Lake Maracaibo region of Venezuela. 11 of the 15 vessels we had working for PDVSA and a shore-base was being operated in the Lake Maracaibo area. Pursuant to a law enacted by Venezuela on May 7th, and a Ministry of Energy and Petroleum resolution on May 8th, PDVSA took possession of these eleven vessels and our shore bass adjacent to Lake Maracaibo. The transfer of operational control over these assets was completed by our personnel in a peaceful and professional manner, but all eleven vessels are now being operated exclusively by PDVSA and PDVSA is supplying all shore-based operational support to these eleven vessels. The new law requires the Venezuelan government to compensate the Company for the assets expropriated based on book value of the assets, less possible offsets for certain employee and environmental-related liabilities. Book value for the eleven vessels and the shore base at March 31 was approximate $2.8 million; however, our estimate of the fair market value of these assets and the value of the seized business as a growing concern is substantially is in excess of this amount.

We have, and will continue to, regularly communicate with PDVSA regarding settlement of outstanding receivables and we will work towards the collection of full amount due. We also intend to engage PDVSA to discuss compensation for the Lake Maracaibo assets that it took possession of on May 8th.

Payment in bolivars of bolivars based receivables or of the of US dollar based receivables could result in our accumulation of surplus bolivars. This leads to a third challenge for our Venezuelan operations, which relates to our exposure to currency devaluation risk.

How this all plays out overtime and the impact to our financial results and financial condition is very difficult to assess at this point. I have already noted key balance sheet values at March 31. Revenue contribution in the month of March for the 11 vessels now under PDVSA’s control was a bit over 3% of total vessel revenue for the month of March. Go-forward accounting for our PDVSA related and other operations and assets in Venezuela, including revenue recognition and possible allowance for doubtful accounts, will be guided by facts and circumstances as they develop.

To wrap up my comments, we’re very pleased with results for fiscal 2009. Tidewater has, and is committed to maintaining, a strong financial profile and a disciplined through-cycle investment program. There are benefits and burdens of market leadership, and most certainly the current environment comes with challenges. The current environment may present attractive opportunities for Tidewater as well. Our intent is to be prudent, but we’re also prepared to be opportunistic.

With that, I will turn it back over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. Since we are later in the earnings reporting season than normal due this being our year-end report, I know you have listened to many reports from energy and service managements. There is really very little additional light I can shed on any of the discussions about global economies, oil and gas markets or commodity prices. You know from the offshore drilling contractors earnings calls that various segments of the offshore global rig fleet and certain geographic markets have experienced down turns. How deep and how long those down turns last is impossible to forecast. We have certainly been affected by industry conditions, which Quinn pointed out in his discussion about our vessel utilization and day rate trends and our decision to stack an additional 18 vessels in the fourth quarter.

It should come as no surprise that we, like all other service contractors are being pressured by our customers who need to reduce their operating costs. Operators are striving to achieve their cost-cutting goals either by exiting existing vessel contracts or seeking day rate relief. We’re dealing with these issues on a case-by-case basis. At present we do not see catastrophic market weakness out of the Gulf of Mexico shelf region, which has been severely impacted by falling domestic natural gas prices, and the North Sea, an area where Tidewater currently has no vessels. We continue to address the shrinking of the Gulf of Mexico vessel market by shifting vessels to better opportunities in international markets when they are available. We remain active in the deep-water gulf, but are watching it for any signs of weakness.

As I mentioned earlier, we operate in a cyclical market, but I can tell you that we are confident that we have positioned Tidewater to withstand the current industry turbulence, and we anticipate emerging from this down turn a stronger company. We’re well-positioned on a global basis in those international markets that should show the greatest growth long-term. It doesn’t mean, however, that various markets may not face challenging conditions in the near term. We know that Venezuela will be a challenge in the near to intermediate term. We have been active in Venezuela for 50 plus years, and we hope to continue our long-term presence in the market and constructive relationship with the host government. Other markets may present challenges as well. As in Venezuela, we’ll rely on years of experience to optimize returns on invested capital and to deliver value to our customers. In the coming year, we’re likely to experience lower overall fleet utilization rates compared to last year. Our day rates will be under pressure and are likely to be lower in the current year as well.

Though we cannot control market dynamics, we can and will work aggressively to reduce our operating and administrative costs, including our vessel dry-docking expenses in every way that seems to make sense for the long-term, while at the same time we seek to profit from what may be the misfortunes of competitors who may have overstretched their financial capabilities. Our substantial capital investment program in recent years has enabled us to renew our fleet with modern vessels at what we believe to be reasonable prices and ones in which we’ll be happy with in hind sight. Current credit market conditions have put a number of vessels under construction for speculative buyers at risk of non-completion or having possibly to be sold. We constantly monitor the market for any of these potential opportunities. At the same time, we are not willing to deviate from our exacting new-build standards that we contracted and have built thus far.

Further, another possible positive result of the worldwide financial stress is that fewer new vessels may enter the worldwide fleet, helping to mitigate any investor concern over potential excess new-build vessels entering the worldwide fleet and creating overcapacity that would more adversely affect current industry profitability. Financially, we have worked to sustain Tidewater’s solid position by keeping our debt low and our cash high. We sometimes have been criticized for having an underleveraged balance sheet, but today having a strong balance sheet with less than 5% net debt to total invested capital ratio at year-end and solid liquidity position ensures that we can act when and if an attractive fleet or vessel acquisition emerges. At the same time, our financial strength provides us with the ability to withstand significant market dislocations, should they develop, and in today’s world, that should give substantial comfort to our shareholders and customers.

Tidewater’s senior operational management reflects hundreds of years of combined industry experience, including numerous periods of industry down turns. We believe we understand the challenge of managing our business in a contracting market, and we’re confident we can deal with this down turn while positioning Tidewater to prosper in the next industry up cycle.

I must, however, point out one risk we’re actively monitoring, and that is the potential for changes to the US tax code, either at the instigation of the Obama administration or Congress that would hurt our global competitive position. We and others in the US maritime industry worked hard for many years to secure modification to the tax code, and in 2004 we finally did so, to finally put us on a level playing field with our foreign competition. If changes are made to those tax provisions, we may be forced to explore actions to retain our competitive position. At this point, we cannot offer any opinion on what impact any possible tax changes might have on our financial results, but certain proposals being floated in Washington could present serious competitive challenges for Tidewater and other United States companies in our industry and for the industry in general.

Despite that risk, we believe our global footprint, coupled with our financial strength and our large, modern, and capable fleet put us in good stead in this unsettled environment. We remain ready and able to assist our clients as they adjust their focus geographically. We will strive to maximize our financial performance in whatever market environment we find ourselves. We’re dedicated to providing industry attractive returns for our shareholders. Our dividend is one part of that return. Our balance sheet’s strength should provide shareholders with some degree of comfort with our ability to sustain it. We also retain our $200 million share buy-back authority as another tool to return value to our shareholders. Above all, we will attempt to maintain maximum financial flexibility to pursue whatever attractive investment opportunities present themselves and we do expect several to emerge.

With that, Courtney, we’re now ready for questions. Courtney?

Q U E S T I O N   A N D  A N S W E R

Operator

(Operator Instructions) And your first question comes from the line of Jim Crandell.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Jim.

Jim Crandell - Barclays Capital - Analyst

Good morning, Dean, and everyone. First question, Dean, what would be your outlook or estimate, if you could try provide estimates even for a range of 2009, 2010 vessel deliveries industrywide.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, nominally there are supposed to be 300 delivered this year, and maybe 150 next year. I don’t think in any way, shape, or form that those deliveries will occur. I saw some shipping analyst didn’t think that but 150 to 160 would be delivered this year. I think that — I think the maximum we could really expect would probably be 200 this year. 200 were supposed to be delivered last year and only about 130 or 140 were. So I think there has been an overestimation of the delivery capacity of the shipyards into the marketplace. So I’m going to guess, Jim, maybe 160 to 180, but that is just a guess. We follow it as bests we can, but with some of the yards it’s a little bit difficult to keep an accurate count.

Jim Crandell - Barclays Capital - Analyst

Okay. Dean, I would imagine with industry conditions that offering prices have continued to come down for certain vessels under construction. Is in fact that true, and can you provide some comments on the magnitude and how close those prices may be now to meeting prices you are willing to pay.

Dean Taylor - Tidewater - Chairman, President, CEO

Steve deals with that everyday. So Steve, would you like to take that?

Steve Dick - Tidewater - EVP of Strategic Relationships, Shipyard Operations, and Vessel Acquisitions and Dispositions

Jim, we are see some erosion, certainly, in shipyards with some classes of equipment. It still hasn’t really gotten to the levels that we find really attractive, but it’s heading in the right direction and there is also a lot more flurries of activity with vessels that are coming near to delivery and the prices on them. We have got owners that are trying to get off of their investment, but, again, we don’t find that particularly attractive. So I think there is some more room to go there.

Jim Crandell - Barclays Capital - Analyst

Steve, you do you think as they come on the market that the bidding is going to be competitive or do you think that you may have the field pretty much to yourself?

Steve Dick - Tidewater - EVP of Strategic Relationships, Shipyard Operations, and Vessel Acquisitions and Dispositions

Jim, I can’t speak for others. We know what the market is and what makes sense for us as an investment and that is kind of the way we have been guided. So if it makes sense to fit our portfolio and it can be operated at a level that makes some sense to Tidewater, then certainly we would be interested in that asset.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, I will take a stab at part of that. I think there are some companies that would provide competition for that equipment with us and you know who they are. The people that aren’t levered up to their eyebrows. They can provide some competition, but I think in terms in ability to act on almost every opportunity, we’re one of the few companies that has that ability.

Jim Crandell - Barclays Capital - Analyst

Okay. A couple of operating questions, if I could, Dean. As your older vessels come off contract, and if there is no immediate outlook for work, is the decision pretty much automatically stack those vessels at that time?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes.

Jim Crandell - Barclays Capital - Analyst

Okay. And one last question. Some of the companies in some market segments are talking about fairly extreme pressure being put on by the major IOC’s to reduce cost. You have commented on it as well that there is pressure out there, but from what I see and listening to your comments I don’t see it as bad as a lot of market segments. A, would you agree with that? And B, do you think that it may be that they just haven’t given you their focus yet?

Dean Taylor - Tidewater - Chairman, President, CEO

Jeff is here and Jeff might want to say a word and then I will jump in. Jeff.

Jeff Platt - Tidewater - EVP of Marine Operations

Jim, I can assure you that they have given us their full attention with respect to cost control. One thing we work very hard over the last several years is that — especially in our international side, is coming up with true term contracts and I think that those contracts are serving us well right now, but we are absolutely in discussions with all of the IOC’s. (inaudible) to the extent that we can come up with maybe some additional term or some additional work. Those conversations are ongoing as we speak.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, the one thing that I will say is that our guiding philosophy is to trade things for things and promises for promises. We will endeavor — we will very much endeavor to not trade things for promises, and there are some of our customers who are offering promises for things, and that is a trade that we are making every effort to avoid. So if they want to offer additional term for reduction in rate, we’ll look at it and see if it looks like it makes sense, but if they want to offer a promise of keeping us on their bid list or a promise of future considerations against a real reduction in rates right now is something that we will resist, as much as we can.

Jim Crandell - Barclays Capital - Analyst

Okay. Good Dean. Thank you, that is it for me.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you very much.

Operator

Your next question comes from [Dan Boyd].

Dean Taylor - Tidewater - Chairman, President, CEO

Hello Dan.

Dan Boyd Analyst

Hi, thanks. I just wanted to follow-up on that point and your comments that customers are looking to exit some vessel contracts and are renegotiating. Are those isolated to potentially the shallow-water market, or are you seeing that pressure in the deep-water market and it is widespread?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, it’s not isolated to any one particular segment. It’s not isolated to any one particular geography. Part of the world. It’s pretty much across the board. Some are taking more rock-jawed approaches than others. This is a relationship business at the end of the day, and some customers understand that and some just try to bully you. And we do our best not to be bullied because we think that what we do offer to them is a relationship through time, and we understand that they are under some cost pressures from their senior management, and we know a lot of their senior management and we have had an opportunity to speak with them, and I think most of the senior managements of most of the companies understand that relationships are very important. When you get down to the purchase-manager level and you get to someone who has received a dictum from on high to cut costs x-percent no matter what, that is when the conversations become more difficult, and to the extent that we can, we try to move that conversation from the purchasing manager level to a more senior level where relationships are better understood. So that is how I would answer that question, Dan.

Dan Boyd Analyst

Has there been any change to the level of backlog or contract coverage that you have. If we looked out for fiscal 2010, what level of contract coverage would you estimate that you have on your fleet?

Jeff Platt - Tidewater - EVP of Marine Operations

Looking out for the entire fleet over the course of the next 12 months, so this is not exactly the full fiscal, it is a little beyond that, but where we are at today, we have about 42% of the entire fleet covered for the next 12 months, kind of backing that up earlier. It’s about 71% over three months, 57% over six months, and that is for the entire fleet, both the traditional vessels and the new vessels.

Dan Boyd Analyst

Okay. So it’s still pretty high level?

Quinn Fanning - Tidewater - EVP, CFO

If I could supplement Jeff’s comments, comparable statistics that we provided in the January period for the December quarter was about 50% for that 12-month for contract cover. I think it’s important for you to also note that people talk about forward-contract cover across the industry in different ways. Tidewater, we believe, presents it in the most conservative fashion, which is contracted days relative to available days for the existing active fleet. There are two elements that you could certainly fairly add to that to come up with a higher number that others may use. The key elements of that would be contracted days or revenue, however you want to look at it, for vessels to be delivered. As we talked about the vast majority of the recent deliveries were against multi-year term contracts in international markets. The other element that you might want to think about is the day rates that would be assigned, if you will, to the contracted days. It’s somewhat intuitive obviously that newer equipment, higher-spec equipment tends to earn a higher day rate and is also weighing more precious commodity and therefore, generally has better term contract opportunities than older, lower-spec equipment. So if you make those two adjustments you would certainly get a number higher than the 42%. Directionally I think it is plus or minus 10 percentage points.

Dan Boyd Analyst

Okay. That is helpful. Also, on day rates along the same lines, and when we look at West Africa, or maybe I missed it. Did you give a comment on where current day rates were for your core business there, and then, also, how should we compare spot versus contracted? And if we go forward and there is weakness, could the mix shift help show a higher average day rate, even if rates are going done on a spot-market basis?

Dean Taylor - Tidewater - Chairman, President, CEO

Is that one question or four?

Dan Boyd Analyst

That is about four.

Dean Taylor - Tidewater - Chairman, President, CEO

First, we don’t divide up our average day rate by region. We do that purposely and that is just something we don’t do for competitive reasons.

Dan Boyd Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

In terms of day rates actually going up as some of the older equipment is stacked, that is a potential possibility. It certainly is. And then I forget the other two parts of the question.

Dan Boyd Analyst

I was just looking overall at international then. Could you help us where your day rates are currently relative to just previous quarters and where spot might be in relation to that?

Dean Taylor - Tidewater - Chairman, President, CEO

Quinn mentioned that in his breakdown.

Quinn Fanning - Tidewater - EVP, CFO

We provided both with my comments and certainly it was included in the 10-K and then the press release what has happened quarter-over-quarter. I commented, I think, generally, what we refer to as current rates, which is generally the last 30 days or so relative to the prior quarterly averages. In some cases, a positive story and in some cases a negative story, and in most cases, quite frankly, it’s generally flat when you look at current relative to the last quarter. I think there was another element to your question, which is when you roll over a contract in the context of, perhaps, a declining rate environment, whether or not you could actually have day rate procession? That is most certainly the case.

We have typically 15, 18-month contract so while rates may be down over the last three or six months, in fact, the rate that we would be rolling over to should be compared to the rate that we’re coming off of, which in many cases is a positive rate progression. Not always the case, but it’s certainly been consistently the case in recent quarters. I guess the broader point is that going from contract to spot is not necessarily the right analysis. it’s going from current to prior rate, but business mix and term of contracts being rolled all factor into that and obviously the gumbo of rate progression or decline is what I walked through.

Dan Boyd Analyst

Thanks, that is helpful.

Operator

Your next question comes from Pierre Conner.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Pierre.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

A couple of quick ones. You got most of it. Quinn, the two vessels that were delivered post the end of the quarter, you gave us total, but could you tell us specifically those two, what and were they international/domestic?

Quinn Fanning - Tidewater - EVP, CFO

They were both built internationally and delivered into international markets.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Towing supply/supply?

Quinn Fanning - Tidewater - EVP, CFO

One of each. One PSV and one AHTS. One deep-water and one non-deep-water. I think we referenced nine of twelve contracts for the vessels delivered as of December 31st. If you are only focused on the two that delivered subsequent to the quarter’s completion, I believe one was against a multi-year term contract and the one was looking — not looking, but I think pursuing spot opportunities.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Understand. Okay. To go back again on Venezuela — just right now I would assume how are you treating it? Not accruing any revenues and or cost as well in the quarter on those vessels?

Quinn Fanning - Tidewater - EVP, CFO

Well, I think generally I will let my comments stand, but certainly there is the current balance sheet presentation, and then there is the prospective accounting in regards to the prospective accounting, which I think was your primary question, I think we’ll let the situation develop a little bit before we make final determination for next quarter or future quarter’s treatment.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

All right.

Dean Taylor - Tidewater - Chairman, President, CEO

We can give you an idea of what percentage of our total revenue and income Venezuela represented last year, if that is helpful to you.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Sure.

Quinn Fanning - Tidewater - EVP, CFO

I think — if you look at roughly a $1.4 billion in revenues and Venezuela, in its entirety, and again appreciate that there were 17 vessels in the just completed quarter, not all of which were working for PDVSA, certainly not all of which were working on Lake Maracaibo, which was the area of primary development in the last quarter. But if you look at the entirety of the quarter and the entire Venezuelan business, I believe it was about $60 million of revenue relative to the $1.4 billion aggregate revenue base and as I mentioned in the most recent month, which probably gives you the best sense of current vessels in market, Lake Maracaibo operations represented a little bit more than 3% of vessel revenue for the Company overall.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Great. That is helpful. Thanks. Dean, going back to the cost side, which is where you mentioned your rates will be at to control the cost and understand the guidance Quinn as given us on R & M. Give us some thoughts on your ability to work your crewing costs, other than what is active and not active. I suppose it’s fairly sticky, or are there bonus amounts in there? Not safety type obviously, that have some variability then that you can control?

Dean Taylor - Tidewater - Chairman, President, CEO

When you stack a boat your crew costs go to next zero.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Other than stacking is there much control that you have on crewing costs?

Dean Taylor - Tidewater - Chairman, President, CEO

Sure, in areas where we don’t have existing union agreements, you are relatively — we have a fair amount of flexibility in terms of what we do with our pay scales. On the other hand, I think — there has been some concern, which we tended to try to minimize about our ability to continue to crew vessels as they came into the market. We actually look at this down turn as a fantastic opportunity to be picking up some really good people. And so, I think, we’re not looking at it solely from the view point of let’s go out and whack costs and just pay attention to that segment of our overall structure. We’re looking at it as an opportunity to pick up some good people who have been with other companies, who perhaps, were swayed by the siren’s song of a little bit more money when times were better. And I think we’re going to be working on our costs, but we’re also going to be upgrading the quality of our personnel worldwide.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

So that will occur both in the Gulf of Mexico and internationally. So I think there will certainly be emphasis on cutting costs, but there is also going to be emphasis on improving the quality of our personnel.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Quinn, I am assuming your guidance on cost is exclusive of our other Marine line and you were speaking strictly of vessel operating cost? Correct?

Quinn Fanning - Tidewater - EVP, CFO

That is correct. The focus was on vessel operating cost and cash operating margins in regards to the Marine business.

Pierre Conner - Capital One Southcoast, Inc. - Analyst

Okay. I will let some other guys get many questions. Thank you, gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Pierre.

Operator

Your next question from [Aaron Durant].

Aaron Durant Analyst

Good morning, guys. Quinn, I wanted to better understand some of your comments on Venezuela. You mentioned that PDVSA had taken position of three of the eleven boats in Lake Maracaibo, but nowhere operating the remainder, or eleven in total. What is the deliniation between taking possession and operating them?

Quinn Fanning - Tidewater - EVP, CFO

If that is what I said and I don’t think that is what I said, but...

Aaron Durant Analyst

I’m sorry. That is what I understood.

Quinn Fanning - Tidewater - EVP, CFO

Pursuant to the resolution that followed the next day, PDVSA took possession of all eleven vessels operating on Lake Maracaibo, together with the adjacent shore base.

Aaron Durant Analyst

That makes a lot more sense. Now are there Tidewater employees operating those vessels, or have they put their own people on there.

Quinn Fanning - Tidewater - EVP, CFO

The vessels are under complete and exclusive control of PDVSA at this point.

Dean Taylor - Tidewater - Chairman, President, CEO

They took over and assumed employment of what had been some Tidewater employees. So they took over some Tidewater employees and made them PDVSA employees. Does that make sense?

Aaron Durant Analyst

Yes, thank you for clarifying that. Quinn, your guidance in terms of operating cost for the June quarter does, that include costs Venezuela or not?

Quinn Fanning - Tidewater - EVP, CFO

It does.

Aaron Durant Analyst

Okay. Dean, I wanted to talk a little bit about the concept of managing the down turn. Your predecessor had a strategy where Tidewater kind of played the OPEC of the boat market and perhaps kept some of your capitalized companies profitable in the segment longer than may have ordinarily occurred. How do you plan to tackle this down turn, compared — perhaps compare you’re strategy this time to what your predecessor did?

Dean Taylor - Tidewater - Chairman, President, CEO

I have nothing but respect for my predecessor and what we did in 2001, probably would have worked. It was only domestically, and what we tried to do was maintain rates at the expense of utilization. The time we started was in the summer of 2001, and unbeknownst to us, some terrorists were going to fly some airplanes in to some buildings in New York, which provoked a worldwide recession that lasted over a year. I think the thought was very good — he thought that the down turn was going to be short-lived, and he thought by trying to maintain rates at the expense of utilization, in period, we would not take as long to recover the day rates as historically we had to take, and the only thing that kept that strategy from working was of course, the worldwide recession.

You may or may not be aware, but in August of 2003, we decided that strategy was no longer a good one. We decided to pursue market share, and we were going to regain our market share and we took the gloves off. So that was the strategy we took in 2003, and we have kept it ever since. We believe in market share and in this down turn, I don’t have any confidence that the marketplace is going to correct itself any time soon. We hope it does. If it does, fine. We’re well-positioned for that. If it doesn’t, we’re well-positioned for that, too. But we’re not going to try to be the Saudi Arabia of OPEC in the boat business. We’re going to make every effort to maintain and expand our market share in this down turn.

Aaron Durant Analyst

I think that is the right strategy. Last question would be — you did, I believe, add to your order book post the end of the quarter. Can you comment on that decision, and are these boats contracted?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes, we had a good — there are some boats that we wanted to build for a specific market. I won’t say which one, but there was a specific market that we wanted to build some boats for. We have been haggling about prices for these vessels for some period of time, and we never got to a price that we considered to be actionable. Well, with the down turn in the economy and some of the shipyards starting to get a little nervous, we got to a price for these vessels that we thought was actionable and, in fact, was a better price than what we actually expected to achieve. So we acted on it. And that is the way that we looked at build versus buy. Our preference is to buy existing tonnage, if possible, but there are going to be occasions, and we don’t know when they will occur, but this was an occasion that our choice came down to actually adding to the worldwide order book and that is what we did.

Aaron Durant Analyst

Thank you very much.

Dean Taylor - Tidewater - Chairman, President, CEO

Does that answer your question?

Aaron Durant Analyst

It does. Thank you.

Operator

Your next question comes from [Richard Sanchez].

Dean Taylor - Tidewater - Chairman, President, CEO

Hello Richard.

Richard Sanchez - Odious Petra Data - Analyst

Hi, this is Richard with [Odious Petra Data]. I had a question regarding Venezuela. The first one was the vessels that were seized, were any of them of your new-generation class and secondly, have had this trouble in Venezuela, will this preclude you doing future business in Venezuela that you hadn’t already been involved with?

Dean Taylor - Tidewater - Chairman, President, CEO

The answer to the first question is no. The second question, all of that is still under evaluation. Events are very much in a state of flux in Venezuela. Some our customers remain in Venezuela. Our general bent is to try not to abandon markets. We find that when you abandon a market it’s difficult to re-enter one. On the other hand, we’re very concerned about safety, and safety of our personnel is foremost. So if we don’t feel that our people can work in Venezuela safely, then we won’t work there. That is the line that won’t cross. But if we feel we can work safely, and if we feel we have adequate protection against additional seizures of our equipment, either through the flag of the vessel or insurance covenants, or protection form our customers or some other arrangement where we feel like we have adequate protection from vessel seizures, then it’s something that we’ll evaluate on an ad hoc basis. Does that answer your question?

Richard Sanchez - Odious Petra Data - Analyst

Yes, thank you very much.

Operator

At this time there are no further questions.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we thank everyone for your participation in our call today. We wish you well and we thank you very much for your interest in our Company. Best wishes.

Operator

This concludes today’s conference call. You may now disconnect.

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